EXHIBIT  99.1


FOR  RELEASE:Immediately
CONTACT:  Carol  Manning  (Investors)215.256.5020
cmanning@harleysvillegroup.com
     Randy  Buckwalter  (Media) 215.256.5288   rbuckwalter@harleysvillegroup.com

HARLEYSVILLE  GROUP  ADDS  TO  WORKERS  COMPENSATION  RESERVES

HARLEYSVILLE, PA-APRIL 23, 2003-Harleysville Group Inc. (Nasdaq: HGIC) reported today that it has completed the previously announced analysis of its workers compensation reserves. As a result, the company's first quarter earnings will reflect the addition of $20 million pretax to its loss and loss adjustment reserves for workers compensation in the quarter. This sum includes workers compensation reserve adjustments referenced in the company's April 16 announcement. Due to this action, Harleysville Group now expects to report a first quarter diluted net loss of approximately $0.11 per share. Excluding the impact of anticipated $0.01 per share net realized investment losses that are included in the net loss, the company expects to report a first quarter diluted operating loss of approximately $0.10 per share.
     Harleysville Group plans to release first quarter 2003 earnings on Friday, April 25, 2003, prior to the start of regular trading on the Nasdaq Stock Market. The company will host a live Webcast beginning at 9:00 a.m. (ET) that day to discuss its results. The Webcast will be available from the Financial section of the company's Web site (www.harleysvillegroup.com). An archive of the presentation will be available until May 9, 2003, on the company's site.
     Harleysville Insurance, "Good people to know," is the premier provider of insurance products and services for small businesses and individuals, and ranks among the top 50 U.S. property/casualty insurance groups based on net written premiums. Harleysville Group Inc. (Nasdaq: HGIC) is a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Insurance, which distributes its products through independent insurance agents, operates in 32 Eastern and Midwestern states. Further information can be found on the company's Web site.

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Certain  of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

#03-17
04/23/03p